SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                           FORM 8-K
                        CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):
                      November 14, 1997


                     Wyman-Gordon Company
    (Exact name of Registrant as specified in its charter)




           Massachusetts           0-3085              04-1992780
  (State or other jurisdiction    (Commission File       (I.R.S. Employer
      of incorporation)               Number)           Identification No.)



  244 Worcester Street, Box 8001, No. Grafton, Massachusetts 01536-8001
    (Address of principal executive offices and zip code)


                                   508-839-4441
     Registrant's telephone number, including area code:


     ITEM 5.  OTHER EVENTS

  This Current Report on Form 8-K is filed by Wyman-Gordon Company (the "Company" or "Wyman-Gordon") for the following purposes: (1) to report that the Company has commenced a cash tender offer for certain of its debt securities and is soliciting (the "Consent Solicitation") consents ("Consents") to amend the related indenture; (2) to report developments relating to the previously reported industrial accident at the facility of Wyman-Gordon Forgings, Inc. in Houston, Texas; and (3) to report the commencement of an investigation by certain federal agencies involving alleged irregularities at the Company's Tilton, New Hampshire facility.

  Cash Tender Offer

     The Company announced on November 14, 1997 that it is commencing a cash tender offer (the "Tender Offer") for its outstanding $90,000,000 aggregate principal amount of 10 3/4% Notes due 2003 (the "Notes"). The purchase price for Notes validity tendered and accepted for purchase will be an amount based on a yield to the first call date equal to a 50 basis point spread over the yield of the 5.125% U.S. Treasury Note due March 31, 1998 as of 2:00 p.m., New York City Time, on the second business day immediately preceding the expiration date of the offer, less a consent payment of $20 per $1,000 principal account. The Tender Offer is scheduled to expire at 12:00 Midnight, New York City time, on December 12, 1997, unless extended.

     In conjunction with the Tender Offer, the Company is also soliciting consents from the registered holders of the Notes to effect certain amendments to the indenture under which the Notes were issued. Holders who provide consents to the proposed amendments will receive a consent payment of $20 per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on December 1, 1997.

     The Company intends to finance the Tender Offer with a portion of the proceeds of a proposed offering by the Company of $100,000,000 principal amount of senior notes. The Company's obligation to accept for purchase and to pay for Notes in the Tender Offer is conditioned on, among other things, the closing of the offering of the new notes.

     Salomon Brothers Inc is the exclusive dealer manager and consent solicitation agent, and Morrow & Co., Inc. is the information agent for the Tender Offer and Consent Solicitation.

     This announcement is not (1) an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any of the Company's 10 3/4% Notes due 2003 or (2) an offer to sell or the solicitation of an offer to purchase any senior notes to finance the Tender Offer, nor shall there be any sale of senior notes in any state in which such offer, solicitation or sale would be unlawful. The Tender Offer and Consent Solicitation is made solely by the Offer to Purchase and Consent Solicitation Statement dated November 14, 1997. Any offering of senior notes will made solely by a prospectus relating to such senior notes.

  Industrial Accident

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. ("WGFI"), a wholly-owned subsidiary of the Company, in which eight employees were killed and two others were seriously injured. The Occupational Safety and Health Administration ("OSHA") conducted an investigation of the accident. On June 18, 1997, WGFI reached an agreement with OSHA, settling citations resulting from the accident. Under the terms of the settlements, WGFI agreed to pay a fine of $1.8 million and not to contest the OSHA citations.

     The injured workers and the decedents' families have all retained attorneys who notified the Company that they intend to assert claims against the Company on behalf of their clients. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from one current employee. The Company has cooperated with attorneys for the decedents' families by providing them information and allowing them and their experts access to Company facilities.

     To date, the Company has agreed in principle to settle all claims that could be brought by two of the decedent's families on terms acceptable to the Company and its insurance carriers. The Company thus far has been unable to achieve settlements with the other claimants, and, on October 24, 1997, a lawsuit was filed in the District Court of Harris County, Texas, on behalf of three of the decedents' families against the Company, WGFI and Cooper-Cameron Corporation, as successor in interest to the manufacturer of the valve.

     In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits. However, to do so they must prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision may not extend to the Company as parent corporation of WGFI. Therefore, with regard to the October 24, 1997 lawsuit and any future lawsuits brought on behalf of those killed or injured in the Houston accident or their families against the Company, if
  (i) the court finds that the Company had a legal duty to WGFI and its employees, (ii) the evidence supports a finding that the Company acted negligently in its duty to WGFI and its employees and (iii) such negligence had a causal connection with the accident, the plaintiffs might be able to recover compensatory damages against the Company. If it is shown that the Company's conduct amounted to gross neglect, and that conduct is found to be a cause of the accident, the plaintiffs may be able to recover punitive damages against the Company.

   It is not possible at this time to determine the extent, if any, to which WGFI or the Company could be held liable in connection with the accident. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. While WGFI has tendered the defense of the various claims to the Company's insurance carriers, there can be no assurance that the full insurance coverage will be available. Counsel for the Company has been engaged for several months in settlement discussions with attorneys representing the decedents' families. At this time, however, only two of the decedents' families (and none of the other claimants or potential claimants) have agreed to settle any claims against the Company and/or WGFI relating to the accident. If the Company is not successful in settling the remaining claims on terms acceptable to the Company, the Company anticipates that more lawsuits relating to the accident will be filed against it and WGFI. Based on the Company's experience in the settlement negotiations to date, the Company believes that there is a substantial risk that the pending and threatened claims will not be settled for an aggregate amount within its insurance coverage limits.
  The Company anticipates that, like the currently pending lawsuit, any additional lawsuits will include claims for alleged compensatory as well as punitive damages that in the aggregate could substantially exceed the Company's available insurance coverage. The Company intends vigorously to defend all lawsuits that have been or may be filed relating to the accident. However, if one or more such lawsuits were to be prosecuted successfully by the plaintiffs and a judgment were to be obtained by one or more plaintiffs in such lawsuits and sustained on appeal, litigation costs, including the cost of pursuing any appeals, and the cost of paying such a judgment, to the extent not covered by insurance, could have a material adverse effect on the Company's financial condition and the results of operations, particularly if any such judgment includes awards for punitive damages.

  Investigation at the Company's Tilton Facility

   On September 25, 1997 the Company received a subpoena from the United States Department of Justice informing it that the United States Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The focus of the investigation is whether the Company failed to comply with required inspection procedures for cast aerospace parts and whether the Company shipped cast components that did not meet applicable specifications, which could be a violation of federal requirements. The investigating agencies have directed the Company to furnish various documents and information relating to the subject of the investigation. The Company is cooperating fully with the investigation and in addition has commenced its own investigation, which is being supervised by the Company's outside attorneys and conducted by quality and process auditors from another casting facility of the Company and by the Company's internal attorneys. Such investigation has identified certain departures from Company policies and procedures which are currently the subject of further review. The federal investigation may result in criminal or civil charges being brought against the Company, which could result in civil damages and penalties and criminal liability, if the Company were found to have violated federal laws. Based on the Company's own investigation to date (which is ongoing), the Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


  Date: November 18, 1997        WYMAN-GORDON COMPANY


                                 /s/ Andrew C. Genor
                                 By: Andrew C. Genor
                                 Vice President
                                 Chief Financial Officer
                                 and Treasurer

  DOCSC\561674.2